                                                                     EXHIBIT k.4

                        CALAMOS AUCTION AGENCY AGREEMENT

                     BASIC TERMS FOR ACTING AS AUCTION AGENT

                                   RELATING TO

                    AUCTION RATE CUMULATIVE PREFERRED SHARES

                                 July 31, 2003



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                                TABLE OF CONTENTS

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
                                                                                                               PAGE


1.       DEFINITIONS AND RULES OF CONSTRUCTION...................................................................1
         1.1      Terms Defined by Reference to Statement........................................................1
         1.2      Terms Defined Herein...........................................................................1
         1.3      Rules of Construction..........................................................................2

2.       THE AUCTION.............................................................................................2
         2.1      Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures............2
         2.2      Preparation of Each Auction; Maintenance of Registry of Beneficial Owners......................3
         2.3      Information Concerning Rates...................................................................5
         2.4      Auction Schedule...............................................................................6
         2.5      Designation of Dividend Period.................................................................7
         2.6      Notice of Auction Results......................................................................8
         2.7      Broker-Dealers.................................................................................8
         2.8      Ownership of Preferred Shares..................................................................9
         2.9      Access to and Maintenance of Auction Records...................................................9
         2.10     Dividend and Redemption Price Deposit..........................................................9

3.       THE AUCTION AGENT AS DIVIDEND AND REDEMPTION PRICE DISBURSING AGENT....................................10

4.       THE AUCTION AGENT AS TRANSFER AGENT AND REGISTRAR......................................................10
         4.1      Issue of Share Certificates...................................................................10
         4.2      Registration of Transfer of Shares............................................................10
         4.3      Removal of Legend on Restricted Shares........................................................10
         4.4      Lost Share Certificates.......................................................................10
         4.5      Disposition of Canceled Certificates; Record Retention........................................11
         4.6      Share Transfer Books..........................................................................11
         4.7      Return of Funds...............................................................................11

5.       REPRESENTATIONS AND WARRANTIES OF THE FUND.............................................................11

6.       THE AUCTION AGENT......................................................................................12
         6.1      Duties and Responsibilities...................................................................12
         6.2      Rights of the Auction Agent...................................................................13
         6.3      Auction Agent's Disclaimer....................................................................14
         6.4      Compensation, Expenses and Indemnification....................................................14

7.       MISCELLANEOUS..........................................................................................14
         7.1      Term of Agreement.............................................................................14
         7.2      Force Majeure.................................................................................15
         7.3      Communications................................................................................15
         7.4      Entire Agreement..............................................................................16
         7.5      Benefits......................................................................................16
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

         7.6      Amendment; Waiver.............................................................................16
         7.7      Successors and Assigns........................................................................16
         7.8      Severability..................................................................................16
         7.9      Execution in Counterparts.....................................................................16
         7.10     Governing Law.................................................................................16

                                    EXHIBITS

EXHIBIT A  -  Form of Broker-Dealer Agreement
EXHIBIT B  -  Settlement Procedures
EXHIBIT C  -  Form of Notice of Auction Dates
EXHIBIT D  -  Form of Notice of Proposed Designation of Special Dividend Period
EXHIBIT E  -  Form of Notice of Designation of Special Dividend Period
EXHIBIT F  -  Form of Notice of Determination Not to Designate Special Dividend
              Period


                                      ii
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         These basic terms ("Basic Terms") set forth the general terms and conditions pursuant to which a bank or trust company identified in a Request and Acceptance Letter will act as auction agent (an "Auction Agent") for Preferred Shares issued by an investment company registered under the Investment Company Act of 1940, as amended, as further identified by such Request and Acceptance Letter (a "Fund"), for which Calamos Asset Management, Inc. is the investment adviser.

         The Fund proposes to issue shares of Preferred Shares pursuant to its Declaration of Trust, as amended or supplemented by the Statement. The Fund desires that the Auction Agent perform certain duties in connection with the Preferred Shares upon the terms and subject to the conditions of the Agreement.

1.       Definitions and Rules of Construction

         1.1 Terms Defined by Reference to Statement. Capitalized terms not defined herein shall have the respective meanings specified in the Statement.

         1.2 Terms Defined Herein. As used herein and in the Settlement Procedures, the following terms shall have the following meanings, unless the context otherwise requires:

                  (a)      "Adviser" shall mean Calamos Asset Management, Inc.

                  (b) "Agent Member" of any Person shall mean the member of, or participant in, the Securities Depository.

                  (c) "Agreement" shall mean the Basic Terms, together with the Request and Acceptance Letter relating to one or more series of Preferred Shares.

                  (d)      "Auction" shall have the meaning specified in Section
                           2.1 hereof.

                  (e) "Auction Procedures" shall mean the auction procedures constituting Part II of the Statement.

                  (f) "Authorized Officer" shall mean each Vice President, Assistant Vice President and Assistant Treasurer of the Auction Agent assigned to the Dealing and Trading Group of its Corporate Trust and Division and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a written communication to the Fund.

                  (g) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit A.

                  (h)      "Fund Officer" shall mean the officers of the Fund.


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                  (i)      "Person" means and includes an individual, a
                           partnership, a corporation, a trust, an
                           unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

                  (j) "Preferred Shares" shall mean the Preferred Shares, no par value, of the Fund designated as its "_______" and bearing such further designation as to series as the Board of Trustees of the Fund or any committee thereof shall specify; as set forth in the Request and Acceptance Letter.

                  (k) "Request and Acceptance Letter" shall mean the letter from the Fund to the Auction Agent pursuant to which the Fund appoints the Auction Agent and the Auction Agent accepts its appointment as auction agent for the Preferred Shares.

                  (l) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as Exhibit B.

                  (m) "Statement" shall mean the Statement of Preferences of Preferred Shares, and authorizing the issuance of, one or more series of Preferred Shares, a copy of which is attached to the Request and Acceptance Letter, as the same may be amended, supplemented or modified from time to time.

         1.3 Rules of Construction. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

                  (a) Words importing the singular number shall include the plural number and vice versa.

                  (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                  (c) The words "hereof," "herein," "hereto" and other words of similar import refer to this Agreement as a whole.

                  (d) All references herein to a particular time of day shall be to New York City time.

2.       The Auction

         2.1 Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.

                  (a) The Statement provides that the Applicable Rate per annum for each series of Preferred Shares for each Dividend Period after the initial Dividend Period with respect to each series of Preferred Shares shall, except under certain conditions, be equal to the rate per annum that a bank or trust



                                       2
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                           company appointed by the Fund advises has resulted on
                           the Business Day preceding the first day of such Dividend Period from implementation of the Auction Procedures for such series. Each periodic operation of the Auction Procedures is hereinafter referred to as an "Auction." The Board of Trustees has adopted a resolution appointing The Bank of New York as Auction Agent for purposes of the Auction Procedures for each series of the Preferred Shares. The Auction Agent accepts such appointment and agrees to follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for each series of Preferred Shares for each Dividend Period thereof for which the Applicable Rate is to be determined by an Auction.

                  (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein.

         2.2 Preparation of Each Auction; Maintenance of Registry of Beneficial Owners.

                  (a) Not later than seven days prior to the first Auction Date for any series of Preferred Shares, the Fund shall provide the Auction Agent with a list of the Broker-Dealers. Not later than seven days prior to any Auction Date for any series of Preferred Shares for which any change in such list of Broker-Dealers is to be effective, the Fund will notify the Auction Agent in writing of such change and, if any such change involves the addition of a Broker-Dealer to such list, shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer; provided, however, that if the Fund proposes to designate any Special Dividend Period of any series of Preferred Shares pursuant to Section 4 of Part I of the Statement, not later than 11:00 A.M., New York City time, on the Business Day next preceding the Auction next preceding the first day of such Special Dividend Period, upon the written request of the Auction Agent, the Fund shall provide the Auction Agent with a list of the Broker-Dealers for such series. The Auction Agent and the Fund shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.


                  (b) In the event that any Auction Date for any series of Preferred Shares shall be changed after the Auction Agent shall have given the notice referred to in clause (vi) or (vii) of paragraph (a) of the Settlement Procedures, or after the notice referred to in Section 2.5(a) hereof, if applicable, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers for such series not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the original Auction Date.

                  (c) (i) The Auction Agent shall maintain a registry of the beneficial owners of the shares of each series of Preferred Shares who shall constitute Existing Holders of shares of such series of Preferred Shares for purposes of Auctions and shall indicate thereon the identity of the respective Broker-Dealer of each Existing Holder, if any, on whose behalf such Broker-Dealer submitted the most recent Order in any Auction which resulted in such Existing Holder continuing to hold or purchasing shares of such series of Preferred Shares. The Auction Agent shall keep such registry current and accurate based on information provided to it by Broker-Dealers. The Fund shall provide or cause to be provided to the Auction Agent at or prior to the Date of Original Issue of each series of Preferred Shares a list of the initial Existing Holders of the shares of each such series, the number of shares purchased by each such Existing Holder and the respective Broker-Dealer of each such Existing Holder or the affiliate thereof through which each such Existing Holder purchased such shares. The Auction Agent may rely upon, as conclusive evidence of the identities of the Existing Holders of shares of any series of Preferred Shares,
                           (A) such list, (B) the results of Auctions (C) notices from any Broker-Dealer as described in the first sentence of Section 2.2(c)(iii) hereof and (D) the results of any procedures approved by the Fund that have been devised for the purpose of determining the identities of Existing Holders in situations where shares of Preferred Shares may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures.

                           (ii) In the event of any partial redemption of any series of Preferred Shares, the Auction Agent shall, at least two Business Days prior to the next Auction for such series, request each Broker-Dealer to provide the Auction Agent with a list of Persons who such Broker-Dealer believes should remain Existing Holders after such redemption based upon inquiries of those Persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of shares of Preferred Shares of such series such Broker-Dealer believes are owned by such Person after such redemption. In the absence of receiving any such information from any Broker-Dealer, the Auction Agent may continue to treat the Persons listed in its registry of Existing Holders as the beneficial owner of the number of shares of Preferred Shares of such series shown in such registry.

                           (iii) The Auction Agent shall be required to register a transfer of shares of Preferred Shares of any series from an Existing Holder of such shares of Preferred Shares only if such transfer is to another Existing Holder, or other Person if permitted by the Fund, and only if such transfer is made (A) pursuant to an Auction, (B) the Auction Agent has been notified in writing (I) in a notice



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                                    substantially in the form of Exhibit C to
                                    the Broker-Dealer Agreements by a
                                    Broker-Dealer of such transfer or (II) in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreements by the Broker-Dealer of any Existing Holder, or other Person if permitted by the Fund, that purchased or sold such shares of Preferred Shares in an Auction of the failure of such shares of Preferred Shares to be transferred as a result of such Auction or (C) pursuant to procedures approved by the Fund that have been devised for the purpose of determining the identities of Existing Holders in situations where shares of Preferred Shares may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures. The Auction Agent is not required to accept any such notice for an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day preceding such Auction.

                  (d) The Auction Agent may, but shall not be obligated to, request the Broker-Dealers, as set forth in the Broker-Dealer Agreements, to provide the Auction Agent with a list of Persons who such Broker-Dealer believes should be Existing Holders based upon inquiries of those Persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of shares of such series of Preferred Shares such Broker-Dealer believes to be owned by such Person. The Auction Agent shall keep confidential such registry of Existing Holders and shall not disclose the identities of the Existing Holders of such shares of Preferred Shares to any Person other than the Fund and the Broker-Dealer that provided such information; provided, however, that the Auction Agent reserves the right and is authorized to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

         2.3      Information Concerning Rates.

                  (a) On each Auction Date, the Auction Agent shall determine the AA Financial Commercial Paper Rate or the Treasury Index Rate, as the case may be, and the Maximum Rate. If the AA Financial Commercial Paper Rate or the Treasury Index Rate, as the case may be, is not quoted on an interest basis, if the rate obtained by the Auction Agent is quoted on a discount basis, or if the rate obtained by the Auction Agent is quoted on another basis the Auction Agent shall convert the quoted rate to an interest rate after consultation with the Fund as to the method of such conversion. Not later than 9:30 A.M. on each Auction Date the Auction Agent shall notify the Fund and the Broker-Dealers of the Maximum
                           Rate so determined and the AA Financial Commercial
                           Paper Rate or the Treasury Index Rate, as the case may be, used to make such determination.

                  (b) If any AA Financial Commercial Paper Rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of such AA Financial Commercial Paper Rate, the Auction Agent shall promptly notify the Fund so that the Fund can determine whether to select a substitute Commercial
                           Paper Dealer or substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial
                           Paper Dealers. The Fund shall promptly advise the Auction Agent of any such selection.

                  (c) If any Treasury Index Rate is to be based on rates supplied by U.S. Government Securities Dealers and one or more of the U.S. Government Securities Dealers shall not provide a quotation for the determination of such Treasury Rate, the Auction Agent shall promptly notify the Fund so that the Fund can determine whether to select a Substitute U.S.
                           Government Securities Dealer or Substitute U.S.
                           Government Securities Dealers to provide the quotation or quotations not being supplied by any U.S. Government Securities Dealers. The Fund shall promptly advise the Auction Agent of any such selection.

                  (d)      In the case of a Dividend Default, the Applicable
                           Rate for each Dividend Period commencing during a Default Period will be equal to the Default Rate.

         2.4 Auction Schedule. The Auction Agent shall conduct Auctions for each series of Preferred Shares in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Fund, which consent shall not be unreasonably withheld or delayed. The Auction
                  Agent shall give written notice of any such change to each Broker-Dealer. Such notice shall be given prior to the close of business on the Business Day next preceding the first
                  Auction Date on which any such change shall be effective.

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                        Time                                        Event
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
                  By 9:30 A.M.                   Auction Agent advises the Fund and Broker-Dealers
                                                 of the applicable Maximum Rate and the AA Financial
                                                 Commercial Paper Rate used in determining such
                                                 Maximum Rate as set forth in Section 2.3(a) hereof.

                  9:30 A.M. - 1:00 P.M.          Auction Agent assembles information communicated
                                                 to it by Broker-Dealers as provided in Section 2(a)
                                                 of the Auction



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
                        Time                                        Event
                  -------------------            ---------------------------------------
                                                 Procedures. Submission Deadline is 1:00 P.M.

                  Not earlier than 1:00 P.M.     Auction Agent makes determinations pursuant to
                                                 Section 3(a) of the Auction Procedures.

                  By approximately 3:00 P.M.     Auction Agent advises Fund of results of
                                                 Auction as provided in Section 3(b) of the Auction
                                                 Procedures. Submitted Bids and Submitted Sell
                                                 Orders are accepted and rejected and shares of
                                                 Preferred Shares allocated as provided in Section 4
                                                 of the Auction Procedures. Auction Agent gives
                                                 notice of Auction results as set forth in paragraph
                                                 (a) of the Settlement Procedures.

The Auction Agent shall follow the notification procedures set forth in paragraph (a) of the Settlement Procedures.

         2.5      Designation of Dividend Period.

                  (a) The Statement provides that the Fund will designate the duration of subsequent Dividend Periods; provided, however, that no such designation is necessary for a Standard Dividend Period; provided, however, that any designation of a Special Rate Period shall be effective only if (i) notice thereof shall have been given as provided herein, (ii) any failure to pay in a timely manner to the Auction Agent the full amount of any dividend on, or the redemption price of, the Preferred Shares shall have been cured, (iii) Sufficient Clearing Bids shall have existed in an Auction held on the Auction Date immediately preceding the first day of such proposed Dividend Period other than a Standard Dividend Period, and (iv) if the Fund shall have mailed a Notice of Redemption with respect to any shares, the Redemption Price with respect to such shares shall have been deposited with the Paying Agent.

                  (b) Pursuant to the Statement, the Fund may, at its option, designate a Special Dividend Period for any series of Preferred Shares in the manner described below and in Section 4 of Part I of the Statement. If the Fund proposes to designate any succeeding Special Dividend Period the Fund shall deliver to the Auction
                           Agent:
                           (i) A notice of such proposed Special Dividend Period in the form of Exhibit D hereto not less than 7 (or 2 in the event the duration of the Dividend Period is fewer than 8 days) nor more than 30 Business Days prior to the first day of such proposed Special Dividend Period. The Auction Agent on behalf of the Fund shall deliver such notice by First Class Mail or by facsimile to each Existing Holder of shares of such series of Preferred Shares at the address or facsimile number set forth for such Existing Holder in the records of the Auction Agent and to the Broker-Dealers for such series as promptly as practicable after its receipt of such notice from the Fund.

                           (ii) A notice in the form of Exhibit E or F hereto not later than 11:00 A.M. on the second Business Day next preceding the first day of such proposed Special Dividend Period, of either (x) its determination, subject to certain conditions, to proceed with such Special Dividend Period, in which case the Fund shall specify the terms of the Specific Redemption Provisions, if any, or
                                    (y) its determination not to proceed with such Special Dividend Period in which latter event the succeeding Dividend Period shall be a Standard Dividend Period. The Auction Agent shall promptly deliver such notice to the Broker-Dealers, but in no event later than 3:00 P.M. on the date of such notice.

                           (iii) If the Fund fails to deliver either such notice with respect to any designation of any proposed Special Dividend Period to the Auction Agent by 11:00 A.M., New York City time, on the second Business Day next preceding the first day of such proposed Special Dividend Period, the Fund shall be deemed to have delivered a notice to the Auction Agent with respect to such Dividend Period to the effect that it has determined not to proceed with the designation of a Special Dividend Period, thereby resulting in a Standard Dividend Period.

         2.6 Notice of Auction Results. On each Auction Date for any series of Preferred Shares, the Auction Agent shall notify Broker-Dealers of the results of the Auction held on such date by telephone (or by other electronic means acceptable to the parties) as set forth in paragraph (a) of the Settlement Procedures.

         2.7      Broker-Dealers.

                  (a) Not later than 12:00 Noon on each Auction Date for any series of Preferred Shares, the Fund shall pay to the Auction Agent an amount in cash equal to the aggregate fees payable to the Broker-Dealers for such series pursuant to Section 2.6 of the Broker-Dealer Agreement for such series. The Auction Agent shall apply such moneys as set forth in Section 2.6 of each such Broker-Dealer Agreement.

                  (b) The Fund shall obtain the consent of the Auction Agent prior to selecting any Person to act as a Broker-Dealer, which consent shall not be unreasonably withheld.

                  (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed in writing by the Fund.

                  (d) Subject to the Auction Agent's having consented to the selection of the relevant Broker-Dealer pursuant to Section 2.7(b) hereof, the Auction Agent shall from time to time enter into such Broker-Dealer Agreements with one or more Broker-Dealers as the Fund shall request, and shall enter into such schedules to any such Broker-Dealer Agreements as the Fund shall request, which schedules, among other things, shall set forth the series of Preferred Shares to which such Broker-Dealer Agreement relates.

         2.8 Ownership of Preferred Shares. The Fund shall notify the Auction Agent if the Fund or any affiliate of the Fund acquires any shares of Preferred Shares of any series. Neither the Fund nor any affiliate of the Fund shall submit any Order in any Auction for Preferred Shares, except as set forth in the next sentence. Any Broker-Dealer that is an affiliate of the Fund may submit Orders in Auctions, but only if such Orders are not for its own account. For purposes of this
                  Section 2.8, a Broker-Dealer shall not be deemed to be an affiliate of the Fund solely because one or more of the directors or executive officers of such Broker-Dealer or of any Person controlled by, in control of or under common control with such Broker-Dealer is also a Trustee of the Fund. The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.8.

         2.9 Access to and Maintenance of Auction Records. The Auction Agent shall, upon the receipt of prior written notice from the Fund, afford to the Fund, at no cost to the Auction Agent, access at reasonable times during normal business hours to all books, records, documents and other information concerning the conduct and results of Auctions. The Auction Agent shall maintain records relating to an Auction for a period of six years after such Auction and such records shall, in reasonable detail, accurately and fairly reflect the actions taken by the Auction Agent hereunder.

         2.10 Dividend and Redemption Price Deposit. The Fund shall pay to the Auction Agent, not later than 12:00 noon, New York City time, on each Dividend Payment Date for any series of Preferred Shares, an aggregate amount of immediately available funds equal to the dividends to be paid on such Dividend Payment Date. The Fund will deposit with the Auction Agent funds sufficient to redeem the specified number of Preferred Shares with respect to a redemption required under subparagraph (a)(ii) of Section 3 of the Statement, by 1:00 P.M., New York City time, of the Business Day immediately preceding the Mandatory Redemption Date.

3.       The Auction Agent as Dividend and Redemption Price Disbursing Agent

         The Auction Agent, as dividend and redemption price disbursing agent, shall pay to the Holders of shares of Preferred Shares of any series (i) on each Dividend Payment Date for such series, dividends on the shares of Preferred Shares of such series, (ii) on any date fixed for redemption of shares of Preferred Shares of any series, the Redemption Price of any shares of such series called for redemption and (iii) any late charge related to any payment of dividends or Redemption Price, in each case after receipt of the necessary funds from the Fund with which to pay such dividends, Redemption Price or late charge. The amount of dividends for any Dividend Period for any series of Preferred Shares to be paid by the Auction Agent to the Holders of such shares of such series will be determined by the Fund as set forth in Section 2 of Part I of the Statement with respect to such series. The Redemption Price of any shares to be paid by the Auction Agent to the Holders will be determined by the Fund as set forth in Section 3 of Part I of the Statement with respect to such series. The Fund shall notify the Auction Agent in writing of a decision to redeem shares of any series of Preferred Shares as provided in paragraph (b) of Section 3 of Part I of the Statement. Such notice by the Fund to the Auction Agent shall contain the information required by paragraph (b) of Section 3 of Part I of the Statement to be stated in the notice of redemption required to be mailed by the Auction Agent to such Holders.

4.       The Auction Agent as Transfer Agent and Registrar

         4.1 Issue of Share Certificates. Upon the Date of Original Issue of each series of Preferred Shares, one certificate representing all of the shares of each series issued on such date shall be issued by the Fund and, at the request of the Fund, registered in the name of Cede & Co. and countersigned by the Auction Agent.

         4.2 Registration of Transfer of Shares. Shares of each series of Preferred Shares shall be registered solely in the name of the Securities Depository or its nominee.

         4.3 Removal of Legend on Restricted Shares. All requests for removal of legends on shares of any series of Preferred Shares indicating restrictions on transfer shall be accompanied by an opinion of counsel stating that such legends may be removed and such shares freely transferred, such opinion to be delivered under cover of a letter from a Fund Officer authorizing the Auction Agent to remove the legend on the basis of said opinion.

         4.4 Lost Share Certificates. The Auction Agent shall register replacement certificates for certificates represented to have been lost, stolen or destroyed upon the fulfillment of such requirements as shall be deemed appropriate by the Fund and the Auction Agent, subject at all times to provisions of law, the By-Laws of the Fund governing such matters and resolutions adopted by the Fund with respect to lost securities. The Auction Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Fund to the Auction Agent to issue a replacement or new certificate pursuant to this

                  Section 4.4 shall be deemed to be a representation and warranty by the Fund to the Auction Agent that such issuance will comply with such provisions of law and the By-Laws and resolutions of the Fund.

         4.5 Disposition of Canceled Certificates; Record Retention. The Auction Agent shall retain all share certificates which have been cancelled in transfer or exchange and all accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for two calendar years. The Fund also shall undertake to furnish to the Securities and Exchange Commission and to the Board of Governors of the Federal Reserve System, upon demand, at either the principal office or at any regional office, complete, correct and current hard copies of any and all such records. Thereafter such records shall not be destroyed by the Fund without the concurrence of the Auction Agent.

         4.6 Share Transfer Books. For so long as the Auction Agent is acting as the transfer agent for any series of Preferred Shares pursuant to this Agreement, it shall maintain a share transfer book containing a list of the Holders of the shares of each series of Preferred Shares, the number of shares of each series held by such Holders and the address of each Holder based upon information provided to it by Broker-Dealers. The Auction Agent shall record in such share transfer books any change of address of a Holder upon notice by such Holder. In case of any request or demand for the inspection of the share transfer books of the Fund or any other books in the possession of the Auction Agent, the Auction Agent will notify the Fund and secure instructions as to permitting or refusing such inspection; provided, however, that the Auction Agent, in its capacity as transfer agent, reserves the right and is authorized to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

         4.7 Return of Funds. Any funds deposited with the Auction Agent hereunder by the Fund for any reason, including but not limited to redemption of shares of Preferred Shares of any series, that remain unpaid after 90 days shall be repaid to the Fund upon the written request of the Fund.

5.       Representations and Warranties of the Fund

         The Fund represents and warrants to the Auction Agent that:

                  (a) the Fund is a duly organized and existing business trust in good standing under the laws of the State of Delaware and has full corporate power or all requisite power to execute and deliver the Agreement and to authorize, create and issue the shares of Preferred Shares of each series and the shares of Preferred Shares of each series when issued, will be duly authorized, validly issued, fully paid and nonassessable;

                  (b) the Agreement has been duly and validly authorized, executed and delivered by the Fund and constitutes the legal, valid and binding obligation of the Fund;

                  (c) the form of the certificate evidencing the shares of Preferred Shares of each series complies or will comply with all applicable laws of the State of Delaware;

                  (d) when issued, the shares of Preferred Shares of each series will have been duly registered under the Securities Act of 1933, as amended, and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of the Agreement or will have been required in connection with the issuance of the shares of Preferred Shares of each series; and

                  (e) the execution and delivery of the Agreement and the issuance and delivery of the shares of Preferred Shares of each series do not and will not conflict with, violate or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Agreement and Declaration of Trust (as amended by one or more Statements) or the By-Laws of the Fund, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which the Fund is a party or by which it is bound the effect of which conflict, violation, default or breach would be material to the Fund or the Fund and its subsidiaries taken as a whole.

6.       The Auction Agent

         6.1      Duties and Responsibilities.

                  (a) The Auction Agent is acting solely as non-fiduciary agent for the Fund hereunder and owes no duties, fiduciary or otherwise, to any other Person by reason of this Agreement.

                  (b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and the Broker-Dealer Agreements, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

                  (c) In the absence of willful misconduct or gross negligence on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under this Agreement except that the Auction Agent shall be liable for any error of judgment made in good faith if the Auction Agent shall have been grossly negligent in ascertaining the pertinent facts.

                  (d) Any funds deposited with the Auction Agent hereunder by the Fund for any reason, including the payment of dividends or the redemption of shares of Preferred Shares of any series, that remain with the Auction Agent after 90 days shall be repaid to the Fund as provided in Section 4.7 hereof.

         6.2      Rights of the Auction Agent.

                  (a) The Auction Agent may conclusively rely and shall be protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed in good faith by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent believes in good faith to have been given by the Fund or by any Broker-Dealer. The Auction Agent may record telephone communications with the Fund or with any Broker-Dealer.

                  (b) The Auction Agent may consult with counsel and the reasonable advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

                  (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

                  (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care hereunder.

                  (e) The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires, floods; wars; civil or military disturbances; sabotage; act of terrorism; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

                  (f) In no event shall the Auction Agent be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Auction Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

         6.3 Auction Agent's Disclaimer. The Auction Agent makes no representation as to the validity or adequacy of this Agreement (except as to the Auction Agent's duties hereunder and that the Auction Agent hereby represents that this Agreement has been duly authorized, executed and delivered by the Auction Agent and (if and when signed and delivered by the Fund) constitutes a legal and binding obligation of the Auction Agent), the Preferred Shares, or any other document related to the Preferred Shares.

         6.4      Compensation, Expenses and Indemnification.

                  (a) The Fund shall pay the Auction Agent from time to time reasonable compensation for all services rendered by it under this Agreement and the Broker-Dealer Agreement in such amounts as may be agreed to by the Fund and the Auction Agent from time to time.

                  (b) The Fund shall reimburse the Auction Agent upon its request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and the Broker-Dealer Agreements (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any expense or disbursement attributable to its gross negligence or willful misconduct.

                  (c) The Fund shall indemnify the Auction Agent for and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on its part, arising out of or in connection with its agency under this Agreement and the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim or liability in connection with its exercise or performance of its duties hereunder and thereunder.

7.       Miscellaneous

         7.1      Term of Agreement.

                  (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Fund may terminate this Agreement any time by so notifying the Auction Agent, provided that the Fund has entered into an agreement in substantially the form of this Agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon written notice to the Fund, such termination to be effective on the earlier of (i) the date specified in such notice which shall not be earlier than 45 days after the giving of such notice or (ii) the date on which a successor Auction Agent is appointed by the Fund pursuant to an agreement containing substantially the same terms and conditions as this Agreement.

                  (b) Except as otherwise provided in this paragraph (b), the respective rights and duties of the Fund and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Fund's obligations under Section 6.4 hereof and its representations and warranties contained in Section 5 hereof and the Auction Agent's obligations and liabilities under Sections 2.9 and 4.5 hereof shall survive the termination hereof with respect to any Series of Preferred Shares. Upon termination of this Agreement, the Auction Agent shall, at the Fund's request, promptly deliver to the Fund copies of all books and records maintained by it in connection with its duties hereunder.

         7.2 Force Majeure. Neither party to this Agreement shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions or utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the parties shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

         7.3 Communications. Except for (a) communications authorized to be by telephone pursuant to this Agreement or the Auction Procedures and (b) communications in connection with Auctions (other than those expressly required to be in writing) and unless otherwise specified by the terms of this Agreement, all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) given to such person at its address or telecopy number set forth below:

         If to the Fund, addressed:

                  [Name of Fund]
                  1111 East Warrenville Road
                  Naperville, Illinois  60563-1493

                  Attention:  James S. Hamman, Jr.

                  Telephone No.:  (630) 245-7296

                  If to the Auction Agent, to the address or telecopy number set forth in the Request and Acceptance Letter.

or to such other address as the party to whom the communication is addressed shall have previously communicated in writing to the other party. Communications shall be given on behalf of the Fund by a Fund Officer and on behalf of the Auction Agent by an Authorized Officer. Communications shall be effective when received at the proper address.

         7.4 Entire Agreement. This Agreement contains the entire agreement among the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof except for agreements relating to compensation of the Auction Agent. This Agreement supersedes all prior agreements between the parties relating to the subject matter of this Agreement.

         7.5 Benefits. Nothing herein, express or implied, shall give to any Person, other than the Fund, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

         7.6      Amendment; Waiver.

                  (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

                  (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such rights or remedies with respect to any subsequent breach.

         7.7 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors of each of the Fund and the Auction Agent.

         7.8 Severability. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

         7.9 Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                                                                       EXHIBIT A

                             BROKER-DEALER AGREEMENT

                            [INTENTIONALLY OMITTED]

                                                                       EXHIBIT B

                              SETTLEMENT PROCEDURES

                            [INTENTIONALLY OMITTED]

                                                                       EXHIBIT C


                                 [NAME OF FUND]
        NOTICE OF AUCTION DATE FOR PREFERRED SHARES ("Preferred Shares")

         NOTICE IS HEREBY GIVEN that the Auction Date of the next Auction for the Preferred Shares Series ___ of the [Name of Fund] (the "Fund") is scheduled to be ____________ and the next Dividend Payment Date for Series ____ of the Fund's Preferred Shares will be _______________.

Dated:                                  [Name of Fund]
      -----------------

                                                                       EXHIBIT D


                                 [NAME OF FUND]
                        NOTICE OF PROPOSED DESIGNATION OF
                           SPECIAL DIVIDEND PERIOD FOR
                      PREFERRED SHARES ("Preferred Shares")

         NOTICE IS HEREBY GIVEN that [Name of Fund] (the "Fund") proposes to exercise its option to designate the Dividend Period of its Series __ Preferred Shares commencing [the first day of the proposed Special Dividend Period] and ending [the last day of the proposed Special Dividend Period] as a Special Dividend Period and the Maximum Rate for such Special Dividend Period is proposed to be ___________.

         By 3:00 P.M., New York City time, on the second Business Day next preceding the first day of such proposed Special Dividend Period, the Fund will notify the Auction Agent for the Preferred Shares of either (a) its determination to exercise such option, designating the length of such Special Dividend Period and the terms of the Specific Redemption Provisions, if any, or
(b) its determination not to exercise such option.

Dated:                                  [Name of Fund]
      ---------------------

                                                                       EXHIBIT E


                                 [NAME OF FUND]
               NOTICE OF DESIGNATION OF SPECIAL DIVIDEND PERIOD OF
                      PREFERRED SHARES ("Preferred Shares")

         NOTICE IS HEREBY GIVEN that [Name of Fund] (the "Fund") has determined to designate the Dividend Period of its Series __ Preferred Shares commencing on [the first day of the Special Dividend Period] and ending on [the last day of the Special Dividend Period] as a Special Dividend Period.

         The Special Dividend Period will be _____ [days] [year(s)].

         The Auction Date for the Special Dividend Period is (the Business Day next preceding the first day of such Special Dividend Period].

         The scheduled Dividend Payment Dates for such series of Preferred Shares during such Special Dividend Period will be ____________________.

         [Specific Redemption Provisions, if applicable.]

         [The Special Dividend Period shall not commence if on such Auction Date Sufficient Clearing Bids shall not exist.]

Dated:                                [Name of Fund]
      -----------------------

                                                                       EXHIBIT F


                                 [NAME OF FUND]
                    NOTICE OF DETERMINATION NOT TO DESIGNATE
                           SPECIAL DIVIDEND PERIOD OF
                      PREFERRED SHARES ("Preferred Shares")

NOTICE IS HEREBY GIVEN that [Name of Fund] (the "Fund") has determined not to exercise its option to designate a Special Dividend Period of its Series __ Preferred Shares Accordingly, the next succeeding Dividend Period of such series will be a Standard Dividend Period.

Dated:                                  [Name of Fund]
      -----------------

                                       F-1